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Exhibit 99.1

Navistar Prices $250 Million Senior Debt; Proceeds Will Be Used To Repay Existing Debt

        WARRENVILLE, IL (May 26, 2004)—Navistar International Corporation (NYSE: NAV) announced today that it has priced a principal amount of $250 million new senior notes due in 2011. The notes were priced at a discount with a coupon of 7.50 percent to yield 7.625 percent.

        As previously announced, the company intends to use the net proceeds to repay up to $250 million aggregate principal amount of existing 8 percent senior subordinated notes due 2008.

        J.P. Morgan Securities, Inc. and Credit Suisse First Boston LLC led the offering. Information concerning this offering may be obtained from J.P. Morgan Securities, Inc. at 270 Park Avenue, New York, N.Y. or by calling 800-245-8812. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

        These securities may not be sold, nor may offers to buy be accepted, except pursuant to such registration statement and the prospectus contained therein as supplemented. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additionally, through a joint venture with Ford Motor Company, the company builds medium commercial trucks and sells truck and diesel engine service parts. Additional information is available at www.InternationalDelivers.com.

Forward Looking Statements

        Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a future description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2003.

For additional information contact:

Roy Wiley (630) 753-2627	Mark Oberle (630) 753-2406

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  Exhibit 99.1
  Navistar Prices $250 Million Senior Debt; Proceeds Will Be Used To Repay Existing Debt